Filed Pursuant to Rule 424(b)(5)

File No. 333-181813

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 14, 2012)

OXiGENE, INC.

$2,938,086

Common Stock

We are offering shares of our common stock having an aggregate offering price of up to $2,938,086 from time to time through our sales agent, MLV & Co. LLC (“MLV”). These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent on July 21, 2010, as amended, which is incorporated herein by reference.

Sales of shares of our common stock under this prospectus supplement, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on The NASDAQ Capital Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make these sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. Unless we and our sales agent otherwise agree, we will pay our sales agent a commission fee of up to 7% of each sale of common stock to be sold pursuant to the At Market Issuance Sales Agreement. Any other fee arrangement or commission amount to be received by the sales agent will be disclosed in a separate prospectus supplement for such shares. The net proceeds to us that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. The actual proceeds to us will vary.

In connection with the sales of common stock on our behalf, the sales agent will be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The market value of our outstanding common equity held by non-affiliates on July 16, 2012 was approximately $10,762,225, based on 17,565,867 shares of outstanding common stock, of which 64,891 are held by affiliates, and a per share price of $0.62 based on the average of the bid and asked prices of our common stock on July 16, 2012. As of the date of this prospectus, we have sold securities in an aggregate offering amount of $649,322 pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Our common stock is listed on The Nasdaq Capital Market under the symbol “OXGN.” On August 31, 2012, the last reported sale price of our common stock was $0.57 per share. Prospective purchasers of our common stock are urged to obtain current information as to the market price of our common stock.

Our business and an investment in our securities involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement and page 6 of the accompanying prospectus. You should carefully consider these risk factors before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 5, 2012.

Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the securities we are offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, including the documents incorporated by reference, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein are part of a shelf registration statement that we filed with the Securities and Exchange Commission, or SEC. Under the shelf registration process, we may offer from time to time shares of our common stock and other securities up to an aggregate amount of $50,000,000, and we have set aside $10,000,000 of this amount to be sold pursuant to the At Market Issuance Sales Agreement. This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our securities being offered and other information you should know before investing. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any related free writing prospectus that we authorized to be delivered to you, as well as the additional information described under “Where You Can Find More Information” on page 10 of the accompanying prospectus before investing in our securities.

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To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that we filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus that we authorized to be distributed to you and the documents incorporated by reference herein and therein. We have not, and the sales agent has not, authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy shares of our securities only in jurisdictions where offers and sales are permitted. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. The information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, and any related free writing prospectus that we authorize to be delivered to you, is accurate only as of the respective dates of those documents, regardless of the time of delivery of this prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus supplement or the accompanying prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our securities, to fully understand this offering and its consequences to you, you should carefully read the entire prospectus supplement and the accompanying prospectus, including the risk factors beginning on page S-6 of this prospectus supplement, and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Our Company

We are a clinical-stage, biopharmaceutical company developing novel therapeutics primarily to treat cancer. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival and also are associated with visual impairment in a number of ophthalmological diseases and conditions.

ZYBRESTAT for Oncology

We intend to primarily target the development of our product candidates for the treatment of rare cancers that will be eligible for orphan drug status from the Food and Drug Administration, or FDA. Our lead candidate, ZYBRESTAT®, has been awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of anaplastic thyroid cancer, or ATC, medullary thyroid cancer, Stage IV papillary thyroid cancer, and Stage IV follicular thyroid cancer, and by the FDA for the treatment of ovarian cancer. The FDA has also granted Fast Track status to ZYBRESTAT for the treatment of ATC.

By focusing on developing ZYBRESTAT in rare or orphan indications, we believe we will be able to take advantage of significant benefits associated with orphan drug status, such as:

•	Study design assistance from the appropriate FDA center,

•	Exemption from application-filing fees,

•	Possible grant funding for Phase 1 and 2 clinical trials,

•	Tax credits for some clinical research expenses, and

•	Seven years of marketing exclusivity after the approval of the drug.

The Orphan Drug Act was passed in January 1983 to stimulate the research, development, and approval of products that treat rare diseases. An orphan drug is defined as a product that treats a rare disease affecting fewer than 200,000 patients in the United States. Drugs are granted orphan status for a specific indication.

To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has been observed to be generally well-tolerated with a manageable safety profile.

ZYBRESTAT is a reversible tubulin binding agent that works by disrupting the network of abnormal blood vessels, or vasculature, within solid tumors, also referred to as vascular disruption. Vascular disruption leads to tumor hypoxia, which refers to the process of starving the tumor of vitally necessary oxygen supply and subsequent tumor cell death. More specifically, ZYBRESTAT selectively targets the existing abnormal and largely immature vasculature found in most solid tumors and causes endothelial cells that make up the walls of the blood vessels in that vasculature to lose their normally flat shape and to become round, thus blocking the flow of blood to the tumor. The downstream tumor environment is then deprived of oxygen and nutrients, and the resulting restriction in blood supply kills the cells in the central portion of the tumor. Based on ZYBRESTAT’s positive activity observed in animal models, we have conducted multiple clinical trials of ZYBRESTAT in a variety of tumor types.

ZYBRESTAT in Anaplastic Thyroid Cancer

                ATC is an aggressive, rare, lethal cancer of the thyroid gland. Because of the rapid progression of the disease and the absence of effective, approved therapies, median survival from the time of diagnosis is approximately 3-4 months. It is estimated that approximately 800 patients will be diagnosed with ATC in the United States in 2012. Assuming similar incidence rates, this would translate into an estimated 800 new cases of ATC annually in Europe, and 3,800 new cases worldwide. Due to the aggressive nature of the disease, fewer than 10% of patients are expected to survive one year from diagnosis. We have completed a Phase 2/3 clinical trial of ZYBRESTAT in patients with ATC, and we are currently in discussions with the FDA regarding a special protocol assessment, or

SPA, for a pivotal Phase 3 clinical trial of ZYBRESTAT in ATC, which we refer to as the FACT 2 trial. We believe that a positive FACT 2 study would be sufficient to obtain regulatory approval in the United States and approval in Europe for the treatment of patients with ATC. At the present time, we do not have the financial resources to conduct the FACT 2 trial on our own, and we are considering our options with regard to funding and potential paths forward for the FACT 2 trial.

In December 2011, we established a partnership agreement, which was expanded in August 2012, to provide access to ZYBRESTAT for the treatment of patients with ATC in a specified territory on a compassionate use basis. Our named patient program, managed by Azanta Danmark A/S, or Azanta, provides a regulatory mechanism to allow healthcare professionals in the territory to prescribe ZYBRESTAT to individual ATC patients while it is still in development. Under the terms of the agreement, we provide ZYBRESTAT to Azanta, and Azanta serves as our exclusive distributor for ZYBRESTAT in the specified territory for this purpose. Azanta provides ZYBRESTAT to physicians solely to treat ATC on a compassionate use basis in the territory covered by the agreement until such time as ZYBRESTAT may obtain marketing approval in that territory. The territory includes the European Union, including the Nordic countries and Switzerland, Canada, Israel and South Korea. The agreement may be further expanded to include other countries on a country-by-country basis. We and Azanta will cooperate on regulatory activities relating to ZYBRESTAT for the treatment of ATC within the territory. There is no transfer of ownership of intellectual property rights for ZYBRESTAT to Azanta under the terms of the agreement.

ZYBRESTAT in Ovarian Cancer

We are also considering development of ZYBRESTAT for the treatment of recurrent ovarian cancer. On June 15, 2012, a group of British clinical investigators published results from a Phase 1 study in solid tumors in the journal Clinical Cancer Research, using a combination of ZYBRESTAT with bevacizumab, an angiogenesis inhibitor targeting the vascular endothelial growth factor (VEGF), without cytotoxic chemotherapy. The investigators observed disease stabilization in 9 of 14 patients (60%), and partial response lasting over one year in one patient with ovarian cancer, based on CA125 tumor marker levels. The investigators also observed that functional imaging of the tumors at baseline and after cycle 1 showed longer profound vascular changes and blood-flow shutdown when bevacizumab was added to the ZYBRESTAT treatment regimen, demonstrating the complementary therapeutic effect of ZYBRESTAT and bevacizumab on the tumor vasculature.

We believe that this approach of combining vascular targeting agents without chemotherapy represents a potential way forward in clinical evaluation; it is the basis for our ongoing Phase 2 clinical trial of ZYBRESTAT in advanced ovarian cancer, which is being conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer. This trial is under the sponsorship of the Cancer Therapy Evaluation Program of the National Cancer Institute (CTEP), and is expected to enroll a total of 110 patients. To be eligible for the study, patients must have recurrent ovarian cancer, and must have had one prior platinum-based chemotherapeutic regimen. Patients are being randomized into two arms: one arm receives bevacizumab; the second arm receives bevacizumab plus ZYBRESTAT. Patients are treated until disease progression or adverse effects prohibit further therapy. The primary endpoint of the Phase 2 trial is progression-free survival. Secondary endpoints include safety, overall survival and objective responses by treatment. We anticipate final analysis of the data from this trial in 2013. On August 6, 2012, we announced that a pre-specified interim safety analysis of 25 patients in this trial indicated that only one of these patients had suffered a protocol-specified serious adverse event in the trial to date, and therefore the trial should continue to full enrollment. While we pay for some minimal costs related to this trial, CTEP bears most of the cost of the trial.

More than 60 clinical sites are participating in the GOG study. If the trial is clinically successful in terms of slowing tumor progression, we believe that this combination of vascular targeting agents, without the use of cytotoxic chemotherapy agents—and their often significant side effects—could provide a potentially better tolerated alternative for the treatment of ovarian cancer patients.

While studying ZYBRESTAT in combination with a VEGF-targeting agent without additional chemotherapy in ovarian cancer may be a potential path forward, we also believe that studying ZYBRESTAT in combination with platinum or paclitaxel-based chemotherapy is supported by compelling preclinical data and may be another potential path forward, since chemotherapy is the current standard of care in this indication. We have seen positive clinical results in prior clinical studies using ZYBRESTAT in conjunction with carboplatin and paclitaxel in patients with platinum- resistant ovarian cancer. Final results from a Phase 2 study were published by the Mount Vernon Cancer Centre, in the U. K., in the January 2011 issue of Annals of Oncology, showing a response rate of 25% (11/44) in a platinum resistant population and an additional 11% (5/44) of patients with unconfirmed responses on CT, suggesting that randomized trials including ZYBRESTAT with platinum- or paclitaxel-based chemotherapy should be performed in patients with advanced ovarian cancer. Based on an annual incidence rate of 12.7 per 100,000 women, according to the National Cancer Institute, it is estimated that 22,280 women will be diagnosed with, and 15,500 women will die of, ovarian cancer in the United States in 2012. Assuming slightly higher observed incidence rates, this translates into an estimated 44,728 new cases of ovarian cancer annually in Europe and 8,328 new cases in Japan. We will require additional funding to provide the financial resources to conduct the above-described studies in ovarian cancer on our own.

ZYBRESTAT in Carcinoid Syndrome

A more recent indication that we would like to pursue is the treatment of carcinoid syndrome. In June 2012, we announced the establishment of an exclusive, worldwide licensing agreement with Angiogene Pharmaceuticals Ltd., a U.K.-based drug development company relative to their VDA program for neuroendocrine cancers, focused specifically on carcinoid syndrome. We plan to leverage these assets for the development and potential commercialization of ZYBRESTAT to treat carcinoid syndrome associated with metastatic carcinoid and neuroendocrine tumors. In the United States, according to the American Cancer Society, approximately 5,000 new carcinoid tumors and an additional 3,000 neuroendocrine tumors, or NETs, are diagnosed annually. Assuming similar incidence rates, this translates to 16,000 new cases of carcinoid and NETs annually in the combined markets of Europe and Japan.

Neuroendocrine tumors, including carcinoid, are increasing in incidence more rapidly than other cancers, but treatment, including, drugs, surgery, or embolization techniques, are not successful for all patients or may provide only temporary relief. The medical need for additional therapeutic options for patients and doctors remains open and may provide an opportunity for us to utilize our technology and experience in developing VDA drugs for the benefit of those patients.

Given the compelling scientific basis for using a VDA to disrupt blood flow to induce tumor necrosis and reduce production of biologically active mediators, such as serotonin, which are associated with the most severe, debilitating symptoms of this disease, we plan to investigate the effectiveness of ZYBRESTAT in this setting. We believe that using this approach has the potential to provide a faster path to establishing clinical activity of ZYBRESTAT, as compared to more typical endpoints such as progression-free survival or overall survival, as utilized in our other ongoing programs, and to significantly expand the commercial opportunity and patent protection for ZYBRESTAT. We are exploring possible preclinical and clinical studies in this indication, but we would require additional funding to provide the financial resources for such studies.

OXi4503, a unique, second generation VDA for oncology indications

We are also currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types and for the treatment of myeloid leukemias, which also represent orphan indications. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity: in addition to having potent vascular disrupting effects, OXi4503 is unique in that certain enzymes in the human body can help convert it to a form of chemical that has direct tumor cell killing effects. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of the enzymes that facilitate the conversion of OXi4503 to the form of chemical that kills tumor cells. These tumor types include hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.

We have completed a Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors sponsored by Cancer Research United Kingdom. In collaboration with us, Professor Gordon Rustin and colleagues from the Mount Vernon Cancer Research Centre, and other institutions in the United Kingdom, reported positive final data from this study at the 2010 ASCO Annual Meeting. In this study, 45 patients with advanced solid tumors who had declined or were unresponsive to standard treatment were treated with escalating doses of OXi4503. Partial responses were observed in two patients with epithelial ovarian cancer and stable disease was observed in 9 patients. OXi4503 was also observed to be well-tolerated in this study. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We also evaluated escalating doses of OXi4503 in an OXiGENE-sponsored Phase 1b trial, initiated in the first quarter of 2009 in patients with solid tumors with hepatic involvement. This study confirmed the recommended dose established in the first Phase 1 study. Currently, we are exploring possible clinical studies but we have no firm plans to continue the evaluation of OXi4503 in patients with solid tumors.

Based on the results of preclinical studies published in the journal Blood in September 2010 that show OXi4503 has potent activity against acute myelogenous leukemia (AML) in animal models, we entered into a clinical trial agreement pursuant to which investigators at the University of Florida initiated an investigator sponsored Phase 1 study of OXi4503 in patients with AML or myelodysplastic syndrome (MDS) in May 2011. This open-label, dose-escalating study for the treatment of up to 36 patients is being conducted in patients with relapsed or refractory AML and MDS and will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. We expect that initial indications of biologic activity from this study may be available in the fourth quarter of 2012.

ZYBRESTAT for Ophthalmology

                In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we have previously undertaken an ophthalmology research and development program with ZYBRESTAT with the ultimate goal of developing a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that result in loss of vision. Due to financial constraints, we are not actively pursuing development in this area at this time.

Company Background

We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office in the United States at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). Our Internet address is www.OXiGENE.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, are available to you free of charge through the “Investors” section of our web site as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the Securities and Exchange Commission. Information contained on our web site does not form a part of this prospectus supplement.

Risks Affecting Us

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus supplement summary. We have not received regulatory approval for any of our products and have not successfully launched, or earned commercial revenues from, any of our products. If we do not successfully commercialize our products, we will be unable to achieve our business objectives. In addition, the reported results of our early-stage clinical trials may not be indicative of results that would be achieved in later-stage clinical trials involving larger and more diverse patient populations. As of June 30, 2012, we had an accumulated deficit of approximately $221,510,000. We expect to continue to incur significant losses over the next several years, and we may never become profitable. The time and expense required to complete the development of our products and receive regulatory approval for any of our products is significant and we cannot guarantee that we will have access to sufficient funding to successfully commercialize our products or achieve our business objectives.

The Offering

Issuer:	OXiGENE, Inc.

Common Stock offered by us pursuant to this prospectus supplement	Up to $2,938,086 in gross proceeds

Common Stock outstanding before the offering	17,565,867 shares

Common Stock outstanding after the offering	22,720,403 shares (1)

Maximum Gross Proceeds	$2,938,086 (2)

Manner of Offering	Sales of shares of our common stock under this prospectus supplement, if any, will be deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on the NASDAQ Capital Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. See “Plan of Distribution.”

Sales agent	MLV & Co. LLC

Risk Factors	See “Risk Factors” beginning on page S-6 of the prospectus supplement and page 6 of the accompanying prospectus for a discussion of the factors that you should carefully consider before deciding to invest in our common stock.

Use of proceeds	We intend to use the net proceeds of this offering to fund our internal research and development programs, preclinical studies and clinical trials with respect to our VDAs, the development of new product candidates and for general corporate purposes. See “Use of Proceeds” on page S-17.

NASDAQ Capital Market symbol	OXGN

Footnote 1: The number of shares of our common stock to be outstanding immediately after this offering is based on (a) 5,154,536 shares of our common stock to be issued in this offering, assuming a stock price of $0.57 per share, the last reported sales price of our common stock on August 31, 2012, and that the full $2,938,086 of shares offered are sold, and (b) 17,565,867 shares of our common stock outstanding as of August 31, 2012, and excludes the following shares as of such date:

•	1,942,599 shares of common stock issuable upon the exercise of stock options at a weighted average exercise price of $1.60 per share;

•	12,500 shares of common stock issuable upon the exercise of warrants issued in February 2008 at a weighted average exercise price of $54.80 per share;

•	140,625 shares of common stock issuable upon the exercise of the five-year warrants issued in July 2009 at an exercise price of $42.00 per share; and

•	1,935,156 shares of common stock reserved for future awards under our 2005 stock plan and employee stock purchase plan.

Footnote 2: While we have designated up to $10 million in gross proceeds to be sold pursuant to the At Market Issuance Sales Agreement, as of the date of August 31, 2012, we would only be able to sell $2,938,086 pursuant to this agreement during the next twelve months due to SEC limitations on the use of Form S-3 registration statements for primary offerings of securities by smaller reporting companies such as us.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review and consider the following risk factors and in the sections entitled “Risk Factors” contained in our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which have been filed with the SEC and are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as any updates thereto contained in subsequent filings with the SEC or in any free writing prospectus and all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the prospectus before purchasing our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

We will be required to raise additional funds to finance our operations, continue the development of our product candidates and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount depends on the progress of our product development programs as well as the cost, timing and outcomes of regulatory submissions for our product candidates, the terms and conditions of our contracts with service providers for these programs, and the rate of recruitment of patients into clinical trials with our products. In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of those studies and our financial resources at that time.

We are aggressively pursuing forms of capital infusion including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to continue the development of our product candidates. However, there can be no assurances that we will complete any strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us.

Based on our limited ongoing programs and operations and taking into consideration the reductions in cash utilization resulting from our September 2011 reduction in force, we expect our existing cash and cash equivalents to support our operations through the middle of the first quarter of 2013. However, this level of cash utilization does not provide for the initiation of any significant projects to further the development of ZYBRESTAT. Any significant further development of ZYBRESTAT or other capital intensive activities, including but not limited to the FACT 2 trial, will be contingent upon our ability to raise additional capital in addition to our existing financing arrangements.

Our ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of our product candidates under development; the costs of complying with FDA and other regulatory agency requirements, including addressing findings set forth by the FDA in its correspondence to us in March 2012, which will be significant

– as described in the Risk Factors below regarding the conduct of clinical trials and regulatory requirements; the progress of our research and development programs and those of our partners; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources, if any, that we devote to develop manufacturing methods and advanced technologies; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, undertaken by us; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.

While we have access to certain amounts of financing through the ATM and through a separate financing arrangement with Lincoln Park Capital, these arrangements alone will not be sufficient to fund a late-stage clinical trial of ZYBRESTAT in any indication. If we are unable to raise additional funds when needed, we will not be able to continue development of our product candidates or we will be required to delay, scale back or eliminate some or all of our development programs or cease operations. We may seek to raise additional funds through public or private financing, strategic partnerships or other arrangements. Any additional equity financing, whether through the ATM, the Lincoln Park Capital arrangement or otherwise, may be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed will materially harm our business, financial condition and results of operations. Our ability to raise additional capital could also be impaired if our common shares lose their status on The NASDAQ Capital Market. As a result of this uncertainty and the substantial doubt about our ability to continue as a going concern as of December 31, 2011, the Report of Independent Registered Public Accounting Firm at the beginning of our Consolidated Financial Statements incorporated by reference in this prospectus supplement includes a going concern explanatory paragraph.

Due in part to our constrained financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed, and/or we may be unable to pursue the clinical trials that we would like to pursue.

We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we have had to curtail clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes. For example, in February 2010 we announced a restructuring of our clinical development programs. As a part of that restructuring, we stopped enrollment in our FACT trial in ATC and have redirected available resources away from other clinical trial programs in favor of those we believe to have the highest value. In addition, in September 2011, we implemented a reduction in force, and now have only a limited number of employees to manage and operate our business and clinical programs.

We are currently unable to pursue a second clinical trial of ZYBRESTAT in ATC without substantial additional funding. Due to the rarity of ATC, which afflicts only approximately 3,800 people worldwide per year, and the fact that the median length of survival from time of diagnosis for patients with ATC is only approximately 3-4 months, any pivotal clinical trial in this indication would be required to recruit patients to a large number of clinical trial sites. The FACT 2 clinical trial would be extremely costly and time-consuming, and we cannot assure you that the results of this trial will be sufficient to form the basis of a successful new drug application or that we will have sufficient financial resources to allow us to complete the trial.

We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. We or our partners currently are pursuing clinical trials in ATC, ovarian cancer, and solid tumors, but we are required by our financial resources to engage only in limited clinical activities. The decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities. In addition, from time to time, we may in-license or otherwise acquire product candidates to supplement our internal development activities. Those activities may use resources that otherwise would have been devoted to our internal programs. We cannot assure you that any resources that we devote to acquired or in-licensed programs will result in any products that are superior to our internally developed products.

If the trading price of our common shares fails to comply with the continued listing requirements of The NASDAQ Capital Market, we will face the need to take additional steps to avoid delisting from that market, including a possible reverse stock split; any such delisting would result in a limited public market for our common shares and make obtaining future financing more difficult for us.

Companies listed on The NASDAQ Capital Market are subject to delisting for, among other things, failure to maintain a minimum closing bid price per share of $1.00 for 30 consecutive business days. On June 25, 2012, we received a letter from NASDAQ indicating that for the last 30 consecutive business days, the bid price of our common shares closed below the minimum $1.00 per share requirement pursuant to NASDAQ Listing Rule 5550(a)(2) for continued inclusion on The NASDAQ Capital Market.

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), we have an initial grace period of 180 calendar days, or until December 24, 2012, to regain compliance with the minimum bid price requirement. We cannot assure you that our share price will comply with the requirements for continued listing of our common shares on The NASDAQ Capital Market in the future. If it does not, we may consider asking our stockholders to approve a reverse stock split of our common shares in order to increase the price of our shares to a level above the $1.00 per share minimum. A reverse stock split could adversely affect the liquidity of our common stock and have a negative effect on the public market for our shares, and we may not be able to obtain stockholder approval for such an action.

Further, if our common shares lose their status on The NASDAQ Capital Market, our common shares would likely trade in the over-the-counter market. If our shares were to trade on the over-the-counter market, selling our common shares would be more difficult because the over-the-counter market is substantially less active and liquid than The NASDAQ Capital Market. In addition, in the event our common shares are delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common shares, further limiting the liquidity of our common shares. These factors could result in lower prices and larger spreads in the bid and ask prices for common shares.

Any such delisting from The NASDAQ Capital Market and continued or further declines in our share price and market value would also greatly impair our ability to raise additional necessary capital through equity or debt financing, and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

If we or the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may not be able to obtain regulatory approval for or commercialize our product candidates.

We use independent clinical investigators and, in many cases, contract research organizations and other third-party service providers to conduct and/or oversee the clinical trials of our product candidates and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the FDA’s requirements and our general investigational plan and protocol. Currently our only clinical trial activities involving ZYBRESTAT are being conducted by physician clinical investigators who are independent of us, but with whom we have agreements for them to provide the results of their clinical trials to us. In order for us to rely on data from these ongoing studies in support of a marketing application, or NDA, for approval of any of our product candidates by the FDA or other regulatory authorities, the independent investigators are required to comply with FDA requirements applicable to their studies.

The FDA and corresponding foreign regulatory authorities require us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

In February 2012, we were inspected by the FDA, and in March 2012, we received a Form FDA 483 containing observations from that inspection. The Form FDA 483 noted observations of certain deficiencies in the conduct of our FACT trial in ATC, which was conducted from July 2007 – February 2010. These observations related to the FDA’s good clinical practice requirements and included the failure to insure proper monitoring of third party clinical investigators who were participants in our FACT trial, the failure to promptly bring non-compliant clinical investigators into compliance, and the selection of clinical trial monitors by our clinical research organizations, or CROs, outside the United States who were not sufficiently qualified by experience and training to monitor clinical trials. The Form FDA 483 also included observations related to the failure to address the improper storage of a drug that was being used in the trial, and the failure to maintain records and case histories in compliance with FDA regulations. The issues noted in the Form FDA 483 had previously been identified and addressed by our management as part of an internal review, first disclosed by us in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, of our systems, practices and procedures governing the areas of vendor oversight, quality, and regulatory compliance.

Our response to the Form FDA 483 describes the corrective actions that we have taken and will continue to take in response to this matter. While we have taken steps and are taking further steps promptly to strengthen our procedures in order to ensure that these issues will not recur in any future clinical trials sponsored by us for any of our product candidates, we cannot assure you that the FDA will be satisfied with our response, that the FDA will not issue a warning letter or take other enforcement action against us, or that similar issues will not recur in the future. The results of this inspection may cause the FDA to disqualify some or all of the data from the FACT trial and not consider it in any future NDA for ZYBRESTAT, which could result in delays or difficulties in obtaining the regulatory approvals that will be required to market ZYBRESTAT. In addition, the steps we take to strengthen our procedures and conduct future clinical trials necessary for approval will be time-consuming and expensive, and we believe, but cannot assure you, that those steps will be sufficient to address the issues that were identified by the FDA in the Form FDA 483.

Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our product candidates are in an early stage of development. In order to achieve profitable operations, we alone or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products currently under development by us will require significant additional research and development and extensive preclinical and clinical testing prior to application for commercial use. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to-date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that will cause us to delay, suspend or terminate those clinical trials. Further, our research or product development efforts may not be successfully completed, any compounds currently under development by us may not be successfully developed into drugs, any potential products may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these problems occur, our business would be materially and adversely affected.

Our requested Special Protocol Assessment agreement with the FDA for our proposed Phase 3 clinical trial of ZYBRESTAT in ATC does not guarantee regulatory approval or any particular outcome from any future regulatory review of ZYBRESTAT.

We have requested a Special Protocol Assessment, or SPA, agreement with the FDA for our proposed Phase 3 clinical trial of ZYBRESTAT in ATC. The purpose of a SPA is to reach agreement with the FDA on the protocol design and statistical analysis for clinical trials that will form the primary basis of an efficacy claim or, in other words, be pivotal. Approval of an NDA for ZYBRESTAT is not guaranteed because a final determination by the FDA that an agreed-upon protocol satisfies a specific objective, such as the demonstration of efficacy, or supports an approval decision will be based on a complete review of all of the data in the NDA. The FDA retains significant latitude and discretion in interpreting the terms of a SPA, the data and results from clinical trials and all other information included in the NDA. For example, the FDA may require trial design changes or additional studies if issues arise that it believes to be relevant to determining safety or efficacy, the FDA may reconsider the agreed upon scope of review based on data that subsequently becomes available and the FDA may raise safety or efficacy concerns that arise after granting of the SPA that override it. As a result, even with a SPA, we cannot be certain that the FDA will find any particular clinical trial results acceptable to support regulatory approval to market and sell ZYBRESTAT.

We have only a limited number of employees to manage and operate our business.

As announced on September 1, 2011, we have implemented a restructuring plan designed to focus our capital resources on our most promising early-stage clinical programs and further reduce our cash utilization. This restructuring plan involved a reduction in force of 11 full-time equivalent employees, or approximately 61%. As of September 7, 2012, we had a total of ten full-time equivalent employees. This reduction in force and focus on reducing cash utilization requires us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish.

We have a history of losses, and we anticipate that we will continue to incur losses in the future.

We have experienced net losses every year since our inception and, as of June 30, 2012, had an accumulated deficit of approximately $221,510,000. We anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, the need to expend substantial amounts on our continuing clinical trials with respect to our VDA drug candidates, technologies, and anticipated research and development activities and the general and administrative expenses associated with those activities. We have not commercially introduced any product and our potential products are in varying early stages of development and testing. Our ability to attain profitability will depend upon our ability to develop products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable.

We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. The loss of the services of any of these individuals would have a material adverse effect on our business. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. Additionally, we believe that we may, at any time and from time to time, materially depend on the services of consultants and other unaffiliated third parties. We cannot assure you that consultants and other unaffiliated third parties will provide the level of service to us that we require in order to achieve our business objectives.

Our industry is highly competitive, and our product candidates may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, in conducting clinical trials, in obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of at least one other company that currently has a clinical-stage VDA for use in an oncology indication. Some of these competitive products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products being developed by us. Our competitors may succeed in developing products that are more effective and/or cost competitive than those we are developing, or that would render our product candidates less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect us.

We have licensed in rights to ZYBRESTAT, OXi4503 and other programs from third parties. If our license agreements terminate or expire, we may lose the licensed rights to our product candidates, including ZYBRESTAT and OXi4503, and we may not be able to continue to develop them or, if they are approved, market or commercialize them.

We depend on license agreements with third parties for certain intellectual property rights relating to our product candidates, including patent rights. Currently, we have licensed in patent rights from Arizona State University, or ASU, and the Bristol-Myers Squibb Company for ZYBRESTAT and OXi4503 and from Baylor University and Angiogene Pharmaceuticals Ltd. for other programs. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by the agreements. While we are not currently aware of any dispute with any licensors under our material agreements with them, if disputes arise under any of our in-licenses, including our in-licenses from ASU, the Bristol-Myers Squibb Company, Baylor University and Angiogene Pharmaceuticals Ltd., we could lose our rights under these agreements. Any such disputes may or may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to and seek to resolve these disputes and our business could be harmed by the emergence of such a dispute.

If we lose our rights under these agreements, we may not be able to conduct any further activities with the product candidate or program that the license covered. If this were to happen, we might not be able to develop our product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing them. In particular, patents previously licensed to us might after termination be used to stop us from conducting these activities.

We depend extensively on our patents and proprietary technology, and we must protect those assets in order to preserve our business.

Although we expect to seek patent protection for any compounds we discover and/or for any specific use we discover for new or previously known compounds, any or all of them may not be subject to effective patent protection. Further, the development of regimens for the administration of pharmaceuticals, which generally involve specifications for the frequency, timing and amount of dosages, has been, and we believe, may continue to be, important to our effort, although those processes, as such, may not be patentable. In addition, the issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.

Our success will depend, in part, on our ability to obtain patents, protect our trade secrets and operate without infringing on the proprietary rights of others. As of September 5, 2012, we were the exclusive licensee, sole assignee or co-assignee of twenty-nine (29) granted United States patents, eleven (11) pending United States patent applications, two (2) pending Patent Cooperation Treaty international patent applications, and granted patents and/or pending applications in several other major markets, including the European Union, Canada and Japan. The patent position of pharmaceutical and biotechnology firms like us are generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability. Accordingly, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability. Moreover, since some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions while our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending ourselves in suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.

We require employees and the institutions that perform our preclinical and clinical trials to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to the individual during the course of the relationship with us to be kept confidential and not to be disclosed to third parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

Our products may result in product liability exposure, and it is uncertain whether our insurance coverage will be sufficient to cover all claims.

The use of our product candidates in clinical trials and for commercial applications, if any, may expose us to liability claims, in the event such product candidates cause injury or disease, or result in adverse effects. These claims could be made directly by health care institutions, contract laboratories, patients or others using such products. Although we have obtained liability insurance coverage for our ongoing clinical trials, this coverage may not be in amounts sufficient to protect us from any product liability claims or product recalls which could have a material adverse effect on our financial condition and prospects. Further, adverse product and similar liability claims could negatively impact our ability to obtain or maintain regulatory approvals for our technology and product candidates under development.

If we do not obtain required regulatory approvals, we will be unable to market and sell our product candidates.

Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in many foreign jurisdictions before a new drug can be sold. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA is unpredictable but typically exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate.

We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approvals, including approval by the FDA. In connection with the clinical trials of our product candidates, we face risks that:

•	the product candidate may not prove to be safe and efficacious;

•	patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

•

we fail to maintain adequate records of observations and data from our clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA or other regulatory agencies;

•	the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

•	the results may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies for marketing approval.

Only a small percentage of product candidates for which clinical trials are initiated are the subject of NDAs and even fewer receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market the product.

If clinical trials for our product candidates are prolonged, delayed or suspended, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our other ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

•	conditions imposed on us by the FDA or any foreign regulatory authority regarding the scope or design of our clinical trials;

•	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

•	insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

•	slow enrollment and retention rate of subjects in clinical trials;

•	failure to achieve compliance with the FDA requirements noted in the agency’s March 2012 letter to us regarding certain observations about our FACT trial in ATC;

•	negative or inconclusive results from clinical trials, or results that are inconsistent with earlier results;

•	serious and unexpected drug-related side effects; and

•	failure of our third-party contractors to comply with regulatory requirements or otherwise meet their contractual obligations to us.

Commercialization of our product candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA or any foreign regulatory authority or the requirement of additional supportive studies by the FDA or any foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond our expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.

We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates, and our financial resources may be insufficient to fund any incremental costs. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or previously unknown problems with any approved product, manufacturer, or manufacturing process is discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers, or manufacturing processes;

•	warning letters;

•	civil or criminal penalties;

•	fines;

•	injunctions;

•	product seizures or detentions;

•	pressure to initiate voluntary product recalls;

•	suspension or withdrawal of regulatory approvals; and

•	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend our drugs for a variety of reasons including:

•	timing of market introduction of competitive products;

•	demonstration of clinical safety and efficacy compared to other products;

•	cost-effectiveness;

•	limited or no coverage by third-party payers;

•	convenience and ease of administration;

•	prevalence and severity of adverse side effects;

•	restrictions in the label of the drug;

•	other potential advantages of alternative treatment methods; and

•	ineffective marketing and distribution support of our products.

If any of our product candidates are approved, but fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

We have no manufacturing capacity and have relied on, and expect to continue to rely on, third-party manufacturers to produce our product candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates or any of the compounds that we are testing in our preclinical programs, and we lack the resources and the capabilities to do so. As a result, we currently rely, and we expect to rely in the future, on third-party manufacturers to supply our product candidates.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

•	reliance on the third party for manufacturing process development, regulatory compliance and quality assurance;

•	limitations on supply availability resulting from capacity and scheduling constraints of the third party;

•	the possible breach of the manufacturing agreement by the third party because of factors beyond our control; and

•	the possible termination or non-renewal of the agreement by the third party, based on our own business priorities, at a time that is costly or inconvenient for us.

If we do not maintain our developed important manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increase our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us, and there could be a substantial delay before new facilities could be qualified and registered with the FDA and foreign regulatory authorities.

The FDA and foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practices, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products after approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.

Market acceptance and sales of any one or more of our product candidates that we develop will depend on reimbursement policies and may be affected by future healthcare reform measures. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any product candidates that we develop. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that we develop due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, became law in the U.S. The goal of ACA is to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we may charge for, any products we develop that receive regulatory approval. We also cannot predict the impact of ACA on us as many of the ACA reforms require the promulgation of detailed regulations implementing the statutory provisions, which has not yet occurred.

Our restated certificate of incorporation, our amended and restated by-laws, our stockholder rights agreement and Delaware law could deter a change of our management which could discourage or delay offers to acquire us.

Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or the best interests of us. Further, the rights issued under the stockholder rights agreement would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our Board of Directors.

The price of our common stock is volatile, and is likely to continue to fluctuate due to reasons beyond our control.

The market price of our common stock has been, and likely will continue to be, highly volatile. Factors, including our financial results or our competitors’ financial results, clinical trial and research development announcements and government regulatory action affecting our potential products in both the United States and foreign countries, have had, and may continue to have, a significant effect on our results of operations and on the market price of our common stock. We cannot assure you that your investment in our common stock will not fluctuate significantly. One or more of these factors could significantly harm our business and cause a decline in the price of our common stock in the public market. Substantially all of the shares of our common stock issuable upon exercise of outstanding options and warrants have been registered for resale or are available for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, and may be sold from time to time. Such sales, as well as future sales of our common stock by existing stockholders, or the perception that sales may occur at any time, could adversely affect the market price of our common stock.

Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or our market value.

You will experience immediate dilution in the book value per share of the common stock you purchase, and will experience additional dilution if our outstanding common stock warrants are exercised prior to their expiration dates.

Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $0.19 per share in the net tangible book value of the common stock, assuming the sale of the entire amount offered through this prospectus supplement. See “Dilution” at page S-18 for a more detailed discussion of the dilution you will incur in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus supplement, and they may also be made a part of this prospectus supplement by reference to other documents filed with the SEC, which is known as “incorporation by reference.”

Words such as “may,” “anticipate,” “estimate,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements might include one or more of the following:

•	the initiation, timing, progress and results of our preclinical and clinical trials and our research and development programs;

•	the further preclinical or clinical development and commercialization of our product candidates;

•	the potential benefits of our product candidates over other therapies;

•	the timing, costs and other limitations involved in obtaining regulatory approval for any product;

•	our ability to continue as a going concern and to operate our business with our constrained financial resources;

•	our ability to carry out the objectives of our restructuring plan by focusing our capital resources on our most promising early-stage clinical programs and further reduce our cash utilization;

•	our ability to enter into any collaboration with respect to our product candidates;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others;

•	our ability to retain the services of our current executive officers, directors and principal consultants;

•	our estimates of future performance; and

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing.

These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” beginning on page S-6 of this prospectus supplement and page 6 of the accompanying prospectus, that may cause our or our industry’s actual results, levels of activity, performance or achievements to differ from those expressed or implied by such forward-looking statements. Before deciding to purchase our securities, you should carefully consider the risks described in the “Risk Factors” section of this prospectus supplement, in addition to the other information set forth in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference herein and therein.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as may be required by law, we do not intend to update any of the forward-looking statements for any reason after the date of this prospectus supplement to conform such statement to actual results or if new information becomes available.

All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We estimate that the maximum potential net proceeds we will receive from this offering will be approximately $2,778,000, after deducting the agent’s fees and estimated offering expenses. However, we cannot guarantee if or when these net proceeds will be received. While we have designated up to $10 million in gross proceeds to be sold pursuant to the At Market Issuance Sales Agreement, as of the date of this prospectus supplement, we would only be able to sell $2,938,086 pursuant to this agreement during the next twelve months due to SEC limitations on the use of Form S-3 registration statements for primary offerings of securities by smaller reporting companies such as us.

We currently intend to use the net proceeds from this offering to continue funding our internal research and development programs, preclinical studies and clinical trials with respect to our VDA drug candidates and general corporate purposes. We cannot estimate precisely the allocation of the net proceeds from this offering among these uses.

We will require substantial additional funds to complete development of any product candidates. Based on current plans, we expect that our existing resources, together with the expected net proceeds from this offering, will be sufficient to fund our operations through the second quarter of 2013, assuming the receipt of $2,778,000 in potential net proceeds. Our management will have broad discretion to allocate the net proceeds from this offering. Pending application of the net proceeds as described above, we intend to invest the net proceeds of the offering in investment-grade, interest-bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to finance the growth and development of our business and do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

If you purchase our common stock sold in this offering, your interest will be diluted to the extent of the difference between the price per share that you pay and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value at June 30, 2012 was approximately $5,878,000, or $0.33 per share, based on 17,565,867 shares of our common stock outstanding at August 31, 2012. After giving effect to the assumed sale of 5,154,536 shares of common stock by us at an assumed average public offering price of $0.57 per share (based on the closing price of our common stock on August 31, 2012), less the agent’s fees and our estimated offering expenses, our net tangible book value at June 30, 2012, would have been approximately $8,687,200, or $0.38 per share. This represents an immediate increase in the net tangible book value of $0.05 per share to existing stockholders and an immediate dilution of $0.19 per share to investors in this offering. The following table illustrates this estimated per share dilution:

Assumed average public offering price per share (based on the closing price of our common stock on August 31, 2012)	$0.57
Net tangible book value per share as of June 30, 2012	$0.33
Increase in net tangible book value per share attributable to the offering	$0.05
Net tangible book value per share after the offering	$0.38
Dilution per share to new investors	$0.19

In the discussion and table above, we assume no exercise of outstanding options or warrants. As of August 31, 2012, there were 1,942,599 shares of common stock reserved for issuance upon exercise of outstanding options with a weighted average exercise price of $1.60 per share. In addition, as of August 31, 2012, there were:

•	12,500 shares of common stock issuable upon the exercise of warrants issued in February 2008 at a weighted average exercise price of $54.80 per share;

•	140,625 shares of common stock issuable upon the exercise of the five-year warrants issued in July 2009 at an exercise price of $42.00 per share; and

•	1,935,156 shares of common stock reserved for future awards under our 2005 stock plan and employee stock purchase plan.

To the extent that any of these outstanding options or warrants are exercised, there may be further dilution to new investors.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement, or the sales agreement, dated July 21, 2010, as amended, with MLV & Co. LLC (“MLV”), under which we may sell our common stock from time to time through MLV, as our sales agent for the offer and sale of the common stock. Pursuant to this prospectus supplement, we may issue and sell shares of our common stock having aggregate gross proceeds of up to $2,938,086 through MLV under the sales agreement in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. Based on the trading price of our common stock, we may not be able to raise the full $2,938,086 in aggregate gross proceeds contemplated by this prospectus supplement. MLV may sell the common stock by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Capital Market, on any other existing trading market for the common stock or to or through a market maker. MLV may also sell the common stock in privately negotiated transactions, subject to our prior approval. We may instruct MLV not to sell our common stock if the sales cannot be effected at or above the price designated by us from time to time. We or MLV may suspend the offering of our common stock upon notice and subject to other conditions. As an agent, MLV will not engage in any transactions that stabilize the price of our common stock.

Each time that we wish to issue and sell common stock under the sales agreement, we will provide MLV with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares of common stock that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The settlement between us and MLV of our common stock will occur on the third trading day following the date on which the sale was made or on some other date that is agreed upon by us and MLV in connection with a particular transaction. The obligation of MLV under the sales agreement to sell our common stock pursuant to a placement notice is subject to a number of conditions. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay MLV a commission up to 7% of the gross proceeds of the sales price for all shares of common stock sold through it as sales agent under the sales agreement. Because there is no minimum offering amount provided under the sales agreement, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time, and the actual total public offering amount may be less than $2,938,086.

In connection with the sale of our common stock contemplated by this prospectus supplement, MLV will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to MLV will be deemed to be underwriting commissions or discounts. We have agreed to indemnify MLV against certain civil liabilities, including liabilities under the Securities Act of 1933.

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and MLV may agree upon.

The offering of our common stock pursuant to the sales agreement will terminate on the earliest of (1) the sale of all of our common stock subject to the sales agreement, or (2) termination of the sales agreement as permitted therein. MLV may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in MLV’s reasonable judgment, may impair its ability to sell the common stock, our failure to satisfy any condition under of the sales agreement or a suspension or limitation of trading of our common stock on NASDAQ. We or MLV may terminate the sales agreement at any time upon 10 days’ prior notice.

This is a brief summary of the material provisions of the sales agreement and does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Where You Can Find More Information.”

The At Market Issuance Sales Agreement is included as an exhibit to our Current Report on Form 8-K that we filed with the Commission on July 21, 2010, and Amendment No. 1 to the At Market Issuance Sales Agreement is included as an exhibit to the Registration Statement of which this prospectus supplement is a part.

MLV, formed in July 2009 and registered as a broker-dealer in January 2010, is an independent full service investment bank and institutional broker dealer located in New York. Its banking and research divisions focus on the energy, infrastructure, healthcare, and life sciences sectors. It has served as agent or co-agent for approximately 50 publicly filed at-the-market offerings of equity securities since registering as a broker-dealer.

MLV has no relationship with us other than its current role as a sales agent for our at-the-market offerings of common stock. MLV and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M of the Securities Exchange Act of 1934, as amended, MLV will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

LEGAL MATTERS

The validity of the securities we are offering will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts. MLV is being represented in connection with this offering by Bryan Cave LLP, Denver, Colorado.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the time that we sell all of the securities offered by this prospectus supplement or the earlier termination of the offering (except in each case the information contained in such documents to the extent “furnished” and not “filed”). The documents we are incorporating by reference as of their respective dates of filing are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 28, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed on May 11, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012, filed on August 13, 2012;

•

the portions of our Current Reports on Form 8-K filed on March 13, 2012, April 23, 2012, April 30, 2012 and May 9, 2012, May 29, 2012, June 7, 2012, June 22, 2012, June 27, 2012, July 16, 2012, August 6, 2012, and August 22, 2012 that are deemed “filed” with the SEC under the Exchange Act;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on April 20, 2012 that are deemed “filed” with the SEC under the Exchange Act;

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the SEC on August 25, 1993, including any amendment or reports filed for the purpose of updating such description;

•

the description of the Rights under the Stockholder Rights Agreement (which are currently transferred with the Registrant’s common stock) contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on March 30, 2005, including any amendment or reports filed for the purpose of updating such description; and

•

all reports and other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the filing of this registration statement and prior to its effectiveness and (2) until all of the securities to which this prospectus supplement relates have been sold or the offering contemplated hereby is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting OXiGENE, Inc., 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (650) 635-7000.

PROSPECTUS

OXIGENE, INC.

$10,000,000

COMMON STOCK

This prospectus relates to the issuance and sale of our common stock from time to time having an aggregate offering price of up to $10,000,000 through our sales agent, MLV & Co. LLC (“MLV”). These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent on July 21, 2010, a copy of which was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to our Current Report on Form 8-K on July 21, 2010, as amended by Amendment No. 1 to the At Market Issuance Sales Agreement, a copy of which is filed with the Commission as an exhibit to this Registration Statement, both of which are incorporated herein by reference. Sales of shares of our common stock under this prospectus, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on The NASDAQ Capital Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make these sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. Unless we and our sales agent otherwise agree, we will pay our sales agent a commission fee of up to 7% of each sale of common stock to be sold pursuant to the At Market Issuance Sales Agreement. Any other fee arrangement or commission amount to be received by the sales agent will be disclosed in a separate prospectus supplement for such shares. The net proceeds to us that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. The actual proceeds to us will vary.

In connection with the sales of common stock on our behalf, the sales agent will be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent will be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The market value of our outstanding common equity held by non-affiliates on May 29, 2012 was approximately $14,910,649, based on 16,610,611 shares of outstanding common stock, of which 16,561,868 are held by non-affiliates, and a per share price of $0.9003 based on the closing sale price of our common stock on May 29, 2012. As of the date of this prospectus, we have sold securities in an aggregate offering amount of $13,178,689 pursuant to General Instruction I.B.6. of Form S-3 during the 12 calendar month period that ends on, and includes, the date of this prospectus.

Our common stock is listed on The Nasdaq Capital Market under the symbol “OXGN.” On June 13, 2012, the last reported sale price of our common stock was $0.76 per share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on The Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. Prospective purchasers of our securities are urged to obtain current information as to the market prices of our securities, where applicable.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 6 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, relating to the issuance and sale of our common stock from time to time having an aggregate offering price of up to $10,000,000 through our sales agent, MLV & Co. LLC (“MLV”). These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent on July 21, 2010, a copy of which was filed with the Securities and Exchange Commission (the “Commission”) as an exhibit to our Current Report on Form 8-K on July 21, 2010, as amended by Amendment No. 1 to the At Market Issuance Sales Agreement, a copy of which is filed with the Commission as an exhibit to this Registration Statement, both of which are incorporated herein by reference (the “At Market Issuance Sales Agreement”).

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “OXiGENE,” “the Company,” “we,” “us,” “our” and similar terms refer to OXiGENE, Inc. and our subsidiaries.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

About OXiGENE, Inc.

We are a clinical-stage, biopharmaceutical company developing novel therapeutics primarily to treat cancer. Our primary focus is the development of product candidates referred to as vascular disrupting agents, or VDAs, that selectively disable and destroy abnormal blood vessels that provide solid tumors a means of growth and survival, and also are associated with visual impairment in a number of ophthalmological diseases and conditions.

We intend to primarily target the development of our product candidates for the treatment of rare cancers that will be eligible for orphan drug status from the Food and Drug Administration, or FDA. Our lead candidate, ZYBRESTAT, has been awarded orphan drug status by the FDA and the European Commission in the European Union for the treatment of advanced anaplastic thyroid cancer, or ATC, and for the treatment of medullary, Stage IV papillary and Stage IV follicular thyroid cancers. The FDA has also granted Fast Track status to ZYBRESTAT for the treatment of regionally advanced and/or metastatic ATC, as well as in ovarian cancer.

By focusing on developing ZYBRESTAT in ATC, and potentially pursuing other rare or orphan indications, we believe we will be able to take advantage of significant benefits associated with orphan drug status, such as:

•	Study design assistance from the appropriate FDA center,

•	Exemption from application-filing fees,

•	Possible grant funding for Phase 1 and 2 clinical trials,

•	Tax credits for some clinical research expenses, and

•	Seven years of marketing exclusivity after the approval of the drug.

The Orphan Drug Act was passed in January 1983 to stimulate the research, development, and approval of products that treat rare diseases. An orphan drug is defined as a product that treats a rare disease affecting fewer than 200,000 patients in the United States. Drugs are granted orphan status for a specific indication.

To date, more than 400 subjects have been treated with ZYBRESTAT in human clinical trials, and the drug candidate has generally been observed to be well-tolerated.

ZYBRESTAT for Oncology

ZYBRESTAT is a reversible tubulin binding agent that works by disrupting the network of blood vessels, or vasculature, within solid tumors, also referred to as vascular disruption. Vascular disruption leads to tumor hypoxia, which refers to the process of starving the tumor of vitally necessary oxygen supply and subsequent tumor cell death. More specifically, ZYBRESTAT selectively targets the existing abnormal and largely immature vasculature found specifically in most solid tumors and causes endothelial cells that make up the walls of the blood vessels in that vasculature to lose their normally flat shape and to become round, thus blocking the flow of blood to the tumor. The downstream tumor environment is then deprived of oxygen and nutrients, and the resulting restriction in blood supply kills the cells in the central portion of the tumor. Based on ZYBRESTAT’s positive activity observed in animal models, we have conducted multiple clinical trials of ZYBRESTAT in a variety of tumor types.

Our top priority is to pursue the clinical development of ZYBRESTAT in ATC. ATC is a very aggressive, rare but lethal cancer of the thyroid gland. Because of the rapid progression of the disease and the absence of effective therapies, median survival from the time of diagnosis is approximately 3-4 months. We have completed a Phase 2/3 clinical trial of ZYBRESTAT in patients with ATC, and we are currently planning a pivotal Phase 3 clinical trial of ZYBRESTAT in ATC, which we refer to as the FACT 2 trial. We believe that the FACT 2 trial represents a critical opportunity to demonstrate the value of our key asset, ZYBRESTAT, and has the potential to create significant value for our company and our shareholders. As such, our primary corporate strategy for 2012 is to secure sufficient funding to conduct the trial. We are also pursuing a special protocol assessment (SPA) for this program with the FDA, with the goal of laying the foundation for initiation of this global registration study. We believe completion of the FACT2 study, assuming continued positive clinical results, will be sufficient to obtain FDA approval and approval in Europe for the treatment of patients with advanced ATC.

Clinical Development of ZYBRESTAT in anaplastic thyroid cancer (ATC)

In earlier Phase 1 studies of ZYBRESTAT in ATC, clinical investigators observed several objective responses in treatment with ZYBRESTAT, including a complete response lasting more than 13 years, in patients with ATC. A subsequent Phase 2 study in 26 ATC patients showed a 23% rate of one year survival in a disease where median expected survival of patients is approximately 3-4 months from the time of diagnosis and fewer than 10% of patients are typically alive at one year.

We subsequently conducted the FACT (fosbretabulin in anaplastic cancer of the thyroid) trial, a randomized Phase 2/3 study in ATC, which enrolled 80 patients between July 2007 and February 2010. A total of 40 clinical sites in 11 countries participated in this clinical study, which was conducted in accordance with good clinical practice guidelines and a Special Protocol Assessment, or SPA, with the FDA. The trial was originally designed to evaluate ZYBRESTAT in 180 patients as a potential treatment for ATC.

The primary endpoint for the FACT trial was overall survival. Eligible patients were randomized to receive either ZYBRESTAT in combination with the chemotherapeutic agents carboplatin and paclitaxel, or to the control arm of the study, in which they received only carboplatin and paclitaxel. Central pathology review by external pathologists not associated with the study was utilized to confirm the histological diagnosis prior to enrollment of patients.

Due to the rarity of the disease and the fact that many of the patients screened for the study did not meet the trial’s inclusion criteria or either died or no longer met the trial’s inclusion criteria, the enrollment period spanned more than twice the planned 18 month period. As a result of both the length of the enrollment period and financial constraints affecting us, in February 2010, we chose to continue to treat and follow all 80 patients who were enrolled in the Phase 2/3 FACT clinical trial in ATC in accordance with the SPA, but to stop further enrollment.

During a meeting on March 16, 2011, the FDA indicated that the data from the FACT trial are suggestive of possible clinical activity that may warrant continued development, and that to seek regulatory approval, we should plan to conduct an additional clinical trial with a survival endpoint. The FDA also confirmed that, as we expected, the SPA that had been agreed upon at the start of the study is no longer in effect.

In June 2011, Julie Sosa, M.D., Associate Professor of Surgery and of Medicine at Yale University and principal investigator in the Phase 2/3 study, presented final data from the trial at the American Society of Clinical Oncology (ASCO) conference in Chicago, Illinois. Dr. Sosa presented data reflecting a median overall survival (OS) time of 5.2 months for patients who received ZYBRESTAT and chemotherapy compared with 4.0 months for patients receiving chemotherapy alone, representing a 28% reduction in the risk of death for patients receiving ZYBRESTAT and chemotherapy. For patients treated with ZYBRESTAT and chemotherapy, the data suggested that the likelihood of being alive at six months was 48% compared with 35% for patients treated with the control arm regimen. At one year, the data suggested that the likelihood of being alive was 26% for patients treated with ZYBRESTAT and chemotherapy compared with 9% for patients treated with chemotherapy alone. As in other studies, ZYBRESTAT appeared to be well tolerated.

We are currently planning to conduct a pivotal Phase 3 clinical trial of ZYBRESTAT in ATC, the FACT 2 trial, subject to obtaining sufficient financial resources in order to do so. A Company-sponsored Phase 3 registrational study of ZYBRESTAT in patients with ATC, as suggested by the FDA, would require significant additional capital. Due to the rarity of ATC, which afflicts only approximately 4,000 people worldwide per year, and the fact that the median length of survival from time of diagnosis for patients with ATC is only approximately 3-4 months, our strategy is to recruit patients to a large number of clinical trial sites to participate in the trial. We are hopeful that we can finance a large portion of the costs of this trial from private and/or public equity offerings; however, clinical trials are extremely costly and time-consuming, particularly in orphan indications such as ATC. Any significant progress related to this clinical trial will be dependent on obtaining sufficient financial resources in order to do so.

In December 2011, we established a partnership agreement to provide access to ZYBRESTAT for the treatment of patients in a specified territory with ATC on a compassionate use basis. Our newly formed named patient program, to be managed by Azanta Danmark A/S, or Azanta, provides a regulatory mechanism to allow healthcare professionals in the territory to prescribe ZYBRESTAT to individual ATC patients while it is still in development. Under the terms of the agreement, we will provide ZYBRESTAT to Azanta, and Azanta will serve as our exclusive distributor for ZYBRESTAT in the specified territory for this purpose. Azanta will provide ZYBRESTAT to physicians solely to treat ATC on a compassionate use basis in the territory covered by the agreement until such time as ZYBRESTAT may obtain marketing approval in that territory. The territory includes the European Union, including the Nordic countries and Switzerland, and Canada, and the agreement may also be expanded to include other countries on a country-by-country basis. We and Azanta will cooperate on regulatory activities relating to ZYBRESTAT for the treatment of ATC within the territory. There will be no transfer of ownership of intellectual property rights for ZYBRESTAT to Azanta under the terms of the agreement.

FALCON (fosbretabulin in advanced lung oncology) trial — randomized, controlled Phase 2 study with ZYBRESTAT in non-small cell lung cancer

We evaluated ZYBRESTAT in a randomized, controlled Phase 2 clinical trial, which we refer to as the FALCON trial, as a potential first-line treatment for stage IIIB/IV non-small cell lung cancer, or NSCLC. In the FALCON trial, patients were randomized either to the treatment arm of the study, in which they received ZYBRESTAT in combination with the chemotherapeutic agents, carboplatin and paclitaxel, and bevacizumab, a drug that interferes with blood vessel growth, or angiogenesis, or to the control arm of the study, in which they received a standard combination regimen of carboplatin, paclitaxel and bevacizumab. The objective of the study was to determine the safety, tolerability, and efficacy of ZYBRESTAT at a dose of 60 mg/m2 in combination with carboplatin, paclitaxel and bevacizumab in Stage IIIB or IV non-squamous NSCLC. Primary endpoints of this study were safety of the combination therapy and progression-free survival; secondary endpoints were overall survival and objective response rate.

Edward Garon, M.D., Assistant Professor of Medicine at the University of California, Los Angeles and primary investigator in the study, presented the progression-free survival data from this study at the ASCO conference in Chicago, Illinois in June 2011. Dr. Garon’s updated analysis, conducted approximately 11 months after the enrollment of the last patient in June 2010, showed that the combination regimen of ZYBRESTAT plus bevacizumab, carboplatin and paclitaxel (ZYBRESTAT arm) appeared to be well-tolerated with no significant cumulative toxicities when compared with the control arm of the study. Dr. Garon’s presentation also included data on the achieved rate of objective response. In terms of Partial Response as Best Overall Tumor Response (Intent to Treat) patients on the active treatment arm including ZYBRESTAT achieved a 56% rate of objective response according to RECIST criteria, as compared to 36% on the control arm. Further analysis also suggested that the addition of ZYBRESTAT may benefit patients with a poorer performance status. Poor performance status in this context refers to patients who present with higher tumor burden or larger tumors, who have additional medical complications, who suffer from additional illnesses such as emphysema or diabetes, or who may be taking other medications.

Since the initial presentation of the progression-free survival data at ASCO 2011, the overall survival follow-up has continued with each patient having been followed for survival for at least one year following the initiation of study therapy. The final results from this analysis were available in November 2011, and the analysis of the data showed that the combination regimen of ZYBRESTAT plus bevacizumab, carboplatin and paclitaxel (ZYBRESTAT arm) was observed to be well-tolerated with no significant cumulative toxicities or overlapping toxicities with bevacizumab when compared with the control arm of the study (standard chemotherapy plus bevacizumab). However, for the overall patient population, no survival benefit was observed for patients receiving ZYBRESTAT. Similar to the initial findings regarding progression-free survival, an analysis of patients with more advanced disease as indicated by a tumor burden greater than 10 cm or poor performance status suggested meaningful improvements in overall survival for patients receiving ZYBRESTAT in addition to bevacizumab and chemotherapy.

While we believe that these data could be used to design a specific clinical program with ZYBRESTAT and more generally, provide clinical validation supporting further evaluation of ZYBRESTAT in patients with poor-prognosis NSCLC in combination with standard chemotherapy and anti-VEGF therapy, there is no precedent and no established regulatory pathway for such an approach. Therefore, we are not currently actively pursuing poor-prognosis NSCLC as a target indication.

ZYBRESTAT in ovarian cancer

At the 2009 ASCO Annual Meeting, we reported positive final data from an investigator-sponsored Phase 2 study of ZYBRESTAT and carboplatin plus paclitaxel chemotherapy in patients with platinum-resistant ovarian cancer. Ovarian cancer is an orphan indication, and OXiGENE has received orphan designation for ZYBRESTAT in this indication.

Based on the results of this Phase 2, single-arm, two-stage study, in February 2011, we entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute’s (NCI) Cancer Therapy Evaluation Program (CTEP) to collaborate on the conduct of a randomized Phase 2 trial of ZYBRESTAT in combination with bevacizumab in up to 110 patients with relapsed, platinum-sensitive ovarian cancer. Under the terms of the agreement, we are providing ZYBRESTAT to NCI for an NCI-sponsored study being conducted by the Gynecologic Oncology Group (GOG), an organization dedicated to clinical research in the field of gynecologic cancer. The aim of the trial will be to determine if the combination of ZYBRESTAT and bevacizumab will enhance anti-tumor effects and further delay tumor progression when compared to bevacizumab alone. Investigators initiated enrollment in this Phase 2 study in the first half of 2011, and this study is actively recruiting patients. The primary endpoint of the study will be progression-free survival, with results expected to become available in early 2013.

The June 2011 ASCO meeting in Chicago, Illinois included an announcement that the addition of Avastin (bevacizumab) to a chemotherapy regimen reduces the risk of progression in patients with platinum-sensitive ovarian cancer. This is of particular interest to OXiGENE in view of the NCI / CTEP Phase 2 study of ZYBRESTAT in combination with bevacizumab for platinum-sensitive ovarian cancer patients, and we are encouraged to see additional data from other studies supporting use of bevacizumab in platinum-sensitive ovarian cancer patients.

Possible areas for future development

ATC and ovarian cancer, and potentially other orphan indications, represent areas for further development and significant unmet medical needs, and thus significant potential commercial market opportunities.

Further development of our ongoing clinical trials will depend on continuing analysis and results of ongoing clinical studies, as well as available financial resources and/or potential partnering activities.

OXi4503, a unique, second generation VDA for oncology indications

We are currently pursuing development of OXi4503, a second-generation, dual-mechanism VDA, as a treatment for certain solid tumor types and for the treatment of myeloid leukemias, which also represent orphan indications. We believe that OXi4503 is differentiated from other VDAs by its dual-action activity: in addition to having potent vascular disrupting effects, OXi4503 is unique in that certain enzymes in the human body can help convert it to a form of chemical that has direct tumor cell killing effects. We believe this unique property may result in enhanced anti-tumor activity in certain tumor types as compared with other VDA drug candidates. Based on data from preclinical studies, we believe that OXi4503 may have enhanced activity in tumor types with relatively high levels of the enzymes that facilitate the conversion of OXi4503 to the form of chemical that kills tumor cells. These tumor types include hepatocellular carcinoma, melanoma, and leukemias of the myeloid lineage. In preclinical studies, OXi4503 has shown potent anti-tumor activity against solid tumors and acute myeloid leukemia models, both as a single agent and in combination with other cancer treatment modalities.

We have completed a Phase 1 clinical trial of OXi4503 in patients with advanced solid tumors sponsored by Cancer Research United Kingdom. In collaboration with us, Professor Gordon Rustin and colleagues from the Mount Vernon Cancer Research Centre, UK and other institutions in the United Kingdom, reported positive final data from this study at the 2010 ASCO Annual Meeting. In this study, 45 patients with advanced solid tumors who had declined or were unresponsive to standard treatment were treated with escalating doses of OXi4503. Partial responses were observed in two patients with epithelial ovarian cancer and stable disease was observed in 9 patients. OXi4503 was also observed to be well-tolerated in this study. To date, OXi4503 has been observed to have a manageable side-effect profile similar to that of other agents in the VDA class, potential single-agent clinical activity, and effects on tumor blood flow and tumor metabolic activity, as determined with several imaging modalities. We also evaluated escalating doses of OXi4503 in an OXiGENE-sponsored Phase 1b trial, initiated in the first quarter of 2009 in patients with solid tumors with hepatic involvement. This study confirmed the recommended dose established in the first Phase 1 study. Currently, we are exploring possible clinical studies but we have no firm plans to continue the evaluation of OXi4503 in patients with solid tumors.

Based on the results of preclinical studies published in the journal Blood in September 2010 that show OXi4503 has potent activity against acute myelogenous leukemia (AML) in animal models, we entered into a clinical trial agreement pursuant to which investigators at the University of Florida initiated an investigator sponsored Phase 1 study of OXi4503 in patients with AML or myelodysplastic syndrome (MDS) in May 2011. This open-label, dose-escalating study for the treatment of up to 36 patients is being conducted in patients with relapsed or refractory AML and MDS and will evaluate the safety profile, maximum tolerated dose and biologic activity of OXi4503 in these patients. We expect that initial indications of biologic activity from this study may be available in the fourth quarter of 2012.

The general direction of future development of OXi4503 for hematologic indications will depend on the outcome of the analysis of the study in AML, as well as available financial resources and potential partnering activities.

ZYBRESTAT for Ophthalmology

In addition to developing ZYBRESTAT as an intravenously administered therapy for oncology indications, we have previously undertaken an ophthalmology research and development program with ZYBRESTAT with the ultimate goal of developing a topical formulation of ZYBRESTAT for ophthalmological diseases and conditions that are characterized by abnormal blood vessel growth within the eye that result in loss of vision. Due to financial constraints, we are not actively pursuing development in this area at this time.

Additional Information

We are a Delaware corporation, incorporated in 1988 in the state of New York and reincorporated in 1992 in the state of Delaware, with our principal corporate office at 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080 (telephone: (650) 635-7000, fax: (650) 635-7001). Our website address is www.oxigene.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus or any accompanying prospectus supplement. We have included our website address as a factual reference and do not intend it to be an active link to our website.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, are available free of charge through the “Investors—SEC Filings” section of our website as soon as reasonably practicable after such materials have been electronically filed with, or furnished to, the SEC.

Offerings Under This Prospectus - Sales of Shares of Common Stock Pursuant to the At Market Issuance Sales Agreement

Under this prospectus, we may issue up to $10,000,000 in shares of our common stock through our sales agent, MLV & Co. LLC. These sales, if any, will be made pursuant to the terms of an At Market Issuance Sales Agreement entered into between us and our sales agent on July 21, 2010, as amended. The sales agent will make these sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. Unless we and our sales agent otherwise agree, we will pay our sales agent a commission fee of up to 7% of each sale of common stock to be sold pursuant to the At Market Issuance Sales Agreement. Any other fee arrangement or commission amount to be received by the sales agent will be disclosed in a separate prospectus supplement for such shares. The net proceeds to us that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. The actual proceeds to us will vary.

RISK FACTORS

Investing in our securities involves significant risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in OXiGENE. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” included in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K on file with the SEC, all of which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus and the documents we have filed with the SEC that are incorporated herein by reference contain such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements in connection with any discussion of future operations or financial performance are identified by the use of words such as “may,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. Such statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. Forward-looking statements may include, but are not limited to: the initiation, timing, progress and results of our preclinical and clinical trials, research and development programs; the further preclinical or clinical development and commercialization of our product candidates; the potential benefits of our product candidates over other therapies; the timing, costs and other limitations involved in obtaining regulatory approval for any product; our ability to enter into any collaboration with respect to product candidates; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our ability to retain the services of our current executive officers, directors and principal consultants; our estimates of future performance; our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements and our needs for additional financing; and other factors detailed under the heading “Risk Factors” in this prospectus as updated and supplemented by the discussion of risks and uncertainties under “Risk Factors” contained in any supplements to this prospectus and in our most recent annual report on Form 10-K, as revised or supplemented by our subsequent quarterly reports on Form 10-Q or our current reports on Form 8-K, as well as any amendments thereto, as filed with the SEC and which are incorporated herein by reference. The information contained in this document is believed to be current as of the date of this document. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities which may be offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for our operations and for other general corporate purposes, including, but not limited to, our internal research and development programs and the development of new technologies, general working capital and possible future acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

We have entered into an At Market Issuance Sales Agreement, or the sales agreement, dated July 21, 2010, as amended, with MLV & Co. LLC (“MLV”), under which we may sell our common stock from time to time through MLV, as our sales agent for the offer and sale of the common stock. Pursuant to this prospectus, we may issue and sell shares of our common stock having aggregate gross proceeds of up to $10,000,000 through MLV under the sales agreement in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. Based on the trading price of our common stock, we may not be able to raise the full $10,000,000 in aggregate gross proceeds contemplated by this prospectus. MLV may sell the common stock by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on The NASDAQ Capital Market, on any other existing trading market for the common stock or to or through a market maker. MLV may also sell the common stock in privately negotiated transactions, subject to our prior approval. We may instruct MLV not to sell our common stock if the sales cannot be effected at or above the price designated by us from time to time. We or MLV may suspend the offering of our common stock upon notice and subject to other conditions. As an agent, MLV will not engage in any transactions that stabilize the price of our common stock.

Each time that we wish to issue and sell common stock under the sales agreement, we will provide MLV with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares of common stock that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the sales agreement, MLV has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The settlement between us and MLV of our common stock will occur on the third trading day following the date on which the sale was made or on some other date that is agreed upon by us and MLV in connection with a particular transaction. The obligation of MLV under the sales agreement to sell our common stock pursuant to a placement notice is subject to a number of conditions. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

We will pay MLV a commission up to 7% of the gross proceeds of the sales price for all shares of common stock sold through it as sales agent under the sales agreement. Because there is no minimum offering amount provided under the sales agreement, the actual total public offering amount, commissions and proceeds to us, if any, are not determinable at this time, and the actual total public offering amount may be less than $10,000,000.

In connection with the sale of our common stock contemplated by this prospectus, MLV will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to MLV will be deemed to be underwriting commissions or discounts. We have agreed to indemnify MLV against certain civil liabilities, including liabilities under the Securities Act of 1933.

Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and MLV may agree upon.

The offering of our common stock pursuant to the sales agreement will terminate on the earliest of (1) the sale of all of our common stock subject to the sales agreement, or (2) termination of the sales agreement as permitted therein. MLV may terminate the sales agreement at any time in certain circumstances, including the occurrence of a material adverse change that, in MLV’s reasonable judgment, may impair its ability to sell the common stock, our failure to satisfy any condition under of the sales agreement or a suspension or limitation of trading of our common stock on NASDAQ. We or MLV may terminate the sales agreement at any time upon 10 days’ prior notice.

This is a brief summary of the material provisions of the sales agreement and does not purport to be a complete statement of its terms and conditions. A copy of the sales agreement is filed with the SEC and incorporated by reference into the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

The At Market Issuance Sales Agreement is included as an exhibit to our Current Report on Form 8-K that we filed with the Commission on July 21, 2010, and Amendment No. 1 to the At Market Issuance Sales Agreement is included as an exhibit to the Registration Statement of which this prospectus is a part.

MLV, formed in July 2009 and registered as a broker-dealer in January 2010, is an independent full service investment bank and institutional broker dealer located in New York. Its banking and research divisions focus on the energy, infrastructure, healthcare, and life sciences sectors. It has served as agent or co-agent for approximately 50 publicly filed at-the-market offerings of equity securities since registering as a broker-dealer.

MLV has no relationship with us other than its current role as a sales agent for our at-the-market offerings of common stock. MLV and its affiliates may in the future provide various investment banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees. To the extent required by Regulation M of the Securities Exchange Act of 1934, as amended, MLV will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 100,000,000 shares of common stock, par value $0.01 per share. On May 29, 2012, we had 16,610,611 shares of common stock outstanding and approximately 78 stockholders of record.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our restated certificate of incorporation and our amended and restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus is a part. The summary below is also qualified by provisions of applicable law.

General

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All shares of common stock outstanding as of the date of this prospectus and, upon issuance and sale, all shares of common stock that we may offer pursuant to this prospectus, will be fully paid and nonassessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Nasdaq Capital Market

Our common stock is listed for quotation on The Nasdaq Capital Market under the symbol “OXGN.”

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

In addition to the board of directors’ ability to issue shares of preferred stock, our restated certificate of incorporation and amended and restated bylaws contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless such takeover or change in control is approved by our board of directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Advance notice provisions for stockholder proposals. Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors, as well as procedures for including proposed nominations at special meetings at which directors are to be elected. Stockholders at our annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting, and who has complied with the procedures and requirements set forth in the bylaws. Although our bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Special meetings of stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of our directors.

No stockholder action by written consent. Our amended and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super-majority stockholder vote required for certain actions. Our amended and restated bylaws require the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock in order to amend the bylaws. Our amended and restated bylaws may also be amended or repealed by a vote of a majority of our directors.

Stockholder Rights Agreement. On March 24, 2005 our Board of Directors declared a dividend of one common stock purchase right for each outstanding share of our voting common stock, $0.01 par value per share, to stockholders of record at the close of business on April 4, 2005. Each right entitles the registered holder to purchase from us one share of common stock, at a purchase price of $50.00 in cash, subject to adjustment. The description and terms of the rights are set forth in a Stockholder Rights Agreement, as amended, between us and American Stock Transfer & Trust Company, as Rights Agent.

Initially, the rights will be attached to all common stock certificates representing shares then outstanding, and no separate certificates for rights will be distributed. The rights will separate from the common stock and a “Distribution Date” will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock or (ii) 10 business days following the commencement of a tender offer or exchange offer that may result in a person or group beneficially owning 15% or more of the outstanding shares of our common stock.

Until the distribution date (or earlier redemption or expiration of the rights), (i) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (ii) new common stock certificates issued after the record date will contain a notation incorporating the Stockholder Rights Agreement by reference, and (iii) the surrender for transfer of any certificates for common stock outstanding, even without such notation, will also constitute the transfer of the rights associated with the common stock represented by such certificate.

Provisions of Delaware Law Governing Business Combinations

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in any “business combination” transactions with any “interested stockholder” for a period of three years after the date on which the person became an “interested stockholder,” unless:

•	prior to such date, the board of directors approved either the “business combination” or the transaction which resulted in the “interested stockholder” obtaining such status; or

•

upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the “interested stockholder”) those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or within three years did own 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

Our restated certificate of incorporation limits the liability of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law, and our restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by such law. We have also entered into indemnification agreements with our officers and directors and expect to enter into a similar agreement with any new officers and directors.

LEGAL MATTERS

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Boston, Massachusetts, will pass upon the validity of the issuance of the securities to be offered by this prospectus. MLV is being represented in connection with this offering by Bryan Cave LLP, Denver, Colorado.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC’s web site at http://www.sec.gov. Our common stock is listed on The Nasdaq Capital Market, and you can read and inspect our filings at the offices of the Financial Industry Regulatory Authority at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

We also maintain a website at www.oxigene.com, through which you can access our SEC filings. The information set forth on our website is not part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed on March 28, 2012;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 filed on May 11, 2012;

•	the portions of our Current Reports on Form 8-K filed on March 13, 2012, April 23, 2012, April 30, 2012 and May 9, 2012, that are deemed “filed” with the SEC under the Exchange Act;

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on April 20, 2012 that are deemed “filed” with the SEC under the Exchange Act;

•

the description of our common stock contained in our Registration Statement on Form 8-A filed on June 24, 1993 pursuant to Section 12(g) of the Exchange Act, which incorporates by reference the description of the shares of our common stock contained in our Registration Statement on Form S-1 (File No. 33-64968) filed on June 24, 1993 and declared effective by the SEC on August 25, 1993, including any amendment or reports filed for the purpose of updating such description;

•

the description of the Rights under the Stockholder Rights Agreement (which are currently transferred with the Registrant’s common stock) contained in the Registrant’s Registration Statement on Form 8-A filed under the Exchange Act on March 30, 2005, including any amendment or reports filed for the purpose of updating such description; and

•

all reports and other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the filing of this registration statement and prior to its effectiveness and (2) until all of the securities to which this prospectus relates have been sold or the offering contemplated hereby is otherwise terminated, except in each case for information contained in any such filing where we indicate that such information is being furnished and is not to be considered “filed” under the Exchange Act, will be deemed to be incorporated by reference in this prospectus and the accompanying prospectus supplement and to be a part hereof from the date of filing of such documents.

Unless otherwise noted, the SEC file number for each of the documents listed above is 000-21990.

In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, OXiGENE, Inc., 701 Gateway Boulevard, Suite 210, South San Francisco, California 94080, (650) 635-7000.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

OXIGENE, INC.

$10,000,000

COMMON STOCK

PROSPECTUS